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                   IMPORTANT INFORMATION FOR SHAREHOLDERS OF
                          BARR ROSENBERG SERIES TRUST

THE FOLLOWING IS A BRIEF OVERVIEW OF THE PROPOSALS TO BE VOTED UPON AT THE DECEMBER 28, 1998 SHAREHOLDER MEETING. IT SHOULD BE READ IN CONJUNCTION WITH YOUR FUND'S PROXY STATEMENT WITH WHICH THIS SUMMARY IS INCLUDED.

                          YOUR VOTE IS VERY IMPORTANT.

IF YOU HAVE NOT ALREADY DONE SO, PLEASE FILL OUT AND RETURN THE ENCLOSED PROXY CARD IN A TIMELY FASHION.

Q.  WHY IS A SPECIAL SHAREHOLDER MEETING BEING HELD?

A. The Board of Trustees of Barr Rosenberg Series Trust (the "Trust") has called a special shareholder meeting for December 28, 1998 at which you will be asked to vote to approve a new investment management agreement between each of the U.S. Small Capitalization Series, the International Small Capitalization Series, the Japan Series, the Barr Rosenberg Market Neutral Fund, the Barr Rosenberg Double Alpha Market Fund and the Barr Rosenberg Select Sectors Market Neutral Fund of the Trust and AXA Rosenberg Investment Management LLC and to elect two Trustees to the Board of Trustees of the Trust. (Each management agreement will be voted on only by shareholders of the relevant series or fund.)

Q.  WHY IS THE APPROVAL OF NEW MANAGEMENT AGREEMENTS NECESSARY?

A. AXA Investment Managers ("AXA IM"), a wholly-owned investment management arm of AXA, a French insurance group, will acquire an interest in the Rosenberg Group, an active quantitative global equity manager that includes Rosenberg Institutional Equity Management, the Trust's investment adviser ("Old RIEM," or the "Investment Manager"). AXA Rosenberg Investment Management LLC, a newly-formed Delaware limited liability company ("New RIEM"), will succeed to the business and affairs of Old RIEM. The transaction is being treated for purposes of the Investment Company Act of 1940 (the "1940 Act"), which regulates investment companies such as the Trust, as a change in control of Old RIEM. The 1940 Act provides that such a change in control constitutes an "assignment" of the current management agreements. Such an "assignment" would result in the automatic termination of the current management agreements at the closing date of the transaction. Accordingly, you are being asked to consider and approve new management agreements with New RIEM, to take effect upon the closing date of the transaction (the "Closing Date").

Q. HOW DO THE NEW INVESTMENT MANAGEMENT AGREEMENTS DIFFER FROM THE CURRENT MANAGEMENT AGREEMENTS?

A. The terms of the new investment management agreements are substantially identical to the terms of the current management agreements, except for (i) their effective and termination dates and (ii) the parties to such agreements (i.e., the new management agreements are between each fund and New RIEM, rather than between each fund and Old RIEM).

Q. WILL THE INVESTMENT MANAGEMENT STRATEGY OR STYLE OF ANY SERIES OR FUND OF THE TRUST CHANGE AS A RESULT OF THE TRANSACTION?

A. The quantitative investment models utilized by the Trust for each series or fund will not be changed. The same individuals responsible for the implementation of the quantitative investment strategy in Old RIEM will continue to be responsible in New RIEM.

Q.  WHY IS THE TRUST PROPOSING THE NOMINATION OF TWO TRUSTEES?

A. Old RIEM and AXA IM intend to comply with the non-exclusive safe harbor provided in Section 15(f) of the 1940 Act which would permit Old RIEM to receive an amount or benefit in connection with the change in control so long as two conditions are met. First, no "unfair burden" (as defined in the 1940 Act) may be imposed on the Trust as a result of the Transaction, or any express or implied terms, conditions or understandings applicable thereto. Second, during the three-year period immediately following the change of control, at least 75% of the Trust's Board of Trustees must not be "interested persons" (as defined in the 1940 Act) of Old RIEM or New RIEM. It is expected that Barr Rosenberg and Marlis Fritz will resign from the Board of Trustees, effective as of the Closing Date. After the Closing Date, it is proposed that Kenneth Reid, who is an "interested person," and William Sharpe and Nils Hakansson, who are not "interested persons," continue to serve on the Board of Trustees. The Board
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of Trustees, after nomination by Drs. Sharpe and Hakansson, have nominated
Professor Dwight Jaffee to serve as the third disinterested Trustee.

In addition, while the Trust's Agreement and Declaration of Trust allows the existing Trustees to elect additional individuals to the Board of Trustees, the 1940 Act limits the percentage of Trustees who may serve without being elected by shareholders. Dr. Sharpe and Dr. Reid have previously been elected by shareholders. Accordingly, the Trustees have proposed the election of Professor Hakansson, who currently serves as a Trustee, having been elected by the Trustees in 1990, but who has not been elected by the Trust's shareholders.

Q.  WHO ARE THE NOMINEES FOR TRUSTEE?

A. Nils H. Hakansson has served as a Trustee since he was elected by the other Trustees in March 1990. Professor Hakansson has served as Sylvan C. Coleman Professor of Finance and Accounting at the Haas School of Business at the University of California, Berkeley since June 1969.

Dwight M. Jaffee has served as Professor of Finance and Real Estate at the Haas School of Business at the University of California, Berkeley since July 1991.

Q.  WILL I HAVE TO PAY ANY FEES OR EXPENSES IN CONNECTION WITH THE TRANSACTION?

A. You will pay no fees or sales charges directly in connection with the Transaction. The costs of soliciting proxies and the costs of holding the special meeting will be borne by Old RIEM, and not by the Trust.

Q.  WHO SHOULD I CALL FOR FURTHER INFORMATION?

A. You should call the Investment Manager at 1-925-254-6464 weekdays from 8:00 a.m. to 5:00 p.m. Pacific time or D.F. King, the proxy solicitor the Investment Manager has hired, at 1-800-431-9646 from 8:00 a.m. to 9:00 p.m. Eastern time.

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